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Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

RYAM Announces Second Quarter 2022 Results
Updating Full Year Adjusted EBITDA Guidance to Exceed $160 million

•Revenues for the second quarter of $399 million, up 17 percent from prior year quarter
•Net loss from continuing operations for the second quarter of $25 million
•Adjusted EBITDA from continuing operations was $34 million, comparable to the same quarter in 2021

•Higher prices across all segments were partially offset by inflation on key input costs

JACKSONVILLE, Fla., August 3, 2022 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a net loss of $23 million or $(0.36) per diluted share for the quarter ended June 25, 2022, compared to net income of $122 million or $1.89 per diluted share for the same prior year quarter. The net loss from continuing operations for the quarter ended June 25, 2022, was $25 million or $(0.39) per diluted share, compared to net income from continuing operations of $8 million or $0.13 per diluted share for the same prior year quarter. The Company sold its lumber and newsprint assets in the third quarter of 2021, and as a result, presents the results of those operations as discontinued operations. Net income from continuing operations in the prior year quarter included a $25 million tax benefit resulting from remeasuring the Company’s Canadian deferred tax assets at a higher tax rate following the announcement of the disposal. Unless otherwise stated, information in this press release relates to continuing operations.

“With the successful completion of the planned maintenance outages at each of our four manufacturing sites in the first half of 2022, we are well-positioned to increase productivity, profitability and cash flow.” said De Lyle W. Bloomquist, President and Chief Executive Officer. “Demand for all of our products remains strong. We are updating our full year Adjusted EBITDA guidance to exceed $160 million. With these expected stronger financial results and continued improvement in working capital, we expect to generate significant cash flow in the back half of the year which will allow us to further reduce our debt levels.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Second Quarter 2022 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard, High-Yield Pulp and Corporate.
Net sales comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Net sales (in millions)	June 25, 2022	March 26, 2022	June 26, 2021	June 25, 2022	June 26, 2021
High Purity Cellulose	$302	$281	$255	$583	$504
Paperboard	63	54	57	117	105
High-Yield Pulp	40	22	37	62	64
Eliminations	(6)	(5)	(8)	(11)	(13)
Total net sales	$399	$352	$341	$751	$660
Operating results comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Operating income (loss) (in millions)	June 25, 2022	March 26, 2022	June 26, 2021	June 25, 2022	June 26, 2021
High Purity Cellulose	$7	$(8)	$11	$(1)	$17
Paperboard	10	6	2	16	8
High-Yield Pulp	(2)	—	1	(2)	1
Corporate	(18)	(14)	(13)	(32)	(25)
Total operating income (loss)	$(3)	$(16)	$1	$(19)	$1
High Purity Cellulose
Net sales for the quarter increased $47 million or 18 percent to $302 million compared to the prior year period. Net sales for the six months ended June 25, 2022, increased $79 million or 16 percent to $583 million compared to the prior year period. Included within net sales for the three- and six- months periods ended June 25, 2022, was $24 million and $51 million of other sales, respectively, primarily from biobased energy and lignin. Sales prices increased 20 percent and 19 percent during the three-month and six-month periods, respectively, when compared to the same prior year period, driven by an increase for cellulose specialties prices of 20 percent and 15 percent, respectively, and an increase in commodity prices of 10 percent and 21 percent, respectively. Total volumes increased 1 percent and declined 2 percent during the current three-month and six-month periods, respectively. Operating results for the three and six months ended June 25, 2022, declined $4 million and $18 million, respectively, when compared to the prior year. Costs increased compared to the prior year periods driven by inflation on key inputs, including chemicals, wood fiber and energy costs, and higher supply-chain expenses. Energy costs for the three and six months ended June 25, 2022, are partially offset by $5 million and $10 million favorable impact, respectively, of excess emission allowances sales associated with the operations in Tartas, France.

Compared to the first quarter of 2022, operating income increased by $15 million driven by higher cellulose specialties sales prices due to the cost surcharge and higher sales volumes partially offset by higher key input costs. Total sales volumes declined by 1 percent driven by lower commodity sales volumes. Sales volumes continue to be impacted by supply chain constraints.
Paperboard
Net sales for the quarter increased $6 million or 11 percent to $63 million compared to the prior year period. Net sales for the six months ended June 25, 2022, increased $12 million or 11 percent to $117 million compared to the prior year period. Sales prices increased 25 percent and 22 percent during the three-month and six-month periods, respectively, when compared to the same prior year period, driven by strong demand. Sales volumes decreased 10 percent and 8 percent during the three-month and six-month periods, respectively, when compared to the same prior year period, driven primarily by lower productivity. Operating results for both the three and six months ended June 25, 2022, increased $8 million when compared to the same
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

periods in the prior year, driven by higher sales prices partially offset by higher raw material pulp input costs and lower sales volumes.
Compared to the first quarter of 2022, operating income improved by $4 million driven by a 9 percent increase in sales prices and a 7 percent increase in sales volumes.
High-Yield Pulp
Net sales for the three months ended June 25, 2022, increased $3 million or 8 percent to $40 million compared to the prior year period, driven by a 12 percent increase in sales prices. Net sales for the six months ended June 25, 2022, decreased $2 million or 3 percent to $62 million compared to the prior year period, driven by a 14 percent decline in sales volumes partially offset by a 15 percent increase in sales prices. Operating results for the three months ended June 25, 2022, declined by $3 million when compared to the same period in the prior year due to higher sales prices more than offset by lower productivity and higher input and supply chain costs. Operating results for the six months ended June 25, 2022, declined by $3 million when compared to the same period in the prior year due to higher sales prices more than offset by lower productivity and higher input and supply chain costs.
Operating results decreased by $2 million when compared to the first quarter of 2022 driven by higher volumes and higher sales prices more than offset by higher input and supply chain costs.
Corporate
The operating loss for the three-month period ended June 25, 2022, increased by $5 million to $18 million, when compared to the same prior year period, driven by an increase in severance and variable stock-based compensation costs partially offset by favorable foreign exchange impacts. The operating loss for six-month period ended June 25, 2022, increased by $7 million to $32 million when compared to the same prior year period driven by an increase in severance and variable stock-based compensation costs partially offset by favorable foreign currency impacts.
Compared to the first quarter of 2022, the operating loss increased by $4 million, to $18 million, driven primarily by an increase in severance and variable stock-based compensation costs.
Non-Operating Expenses
Interest expense for the three and six months ended June 25, 2022, was flat and increased by $1 million, respectively, when compared to the same prior year period. Interest expense during the three months ended June 25, 2022, was flat when compared to the first quarter of 2022.
Included in non-operating expenses, for the three-month and six-month period ended June 25, 2022, is a $4 million loss and $5 million gain, respectively, associated with the shares of GreenFirst Forest Products, Inc. (“GreenFirst”). The shares were received in connection with the sale of lumber and newsprint assets in August 2021 and were sold in May 2022 for $43 million.
Income Taxes
The effective tax rate on the loss from continuing operations for the three and six months ended June 25, 2022, was an expense of 18 percent and 12 percent, respectively, compared to a benefit of 153 percent and 77 percent, respectively, for the same periods in the prior year. The 2022 effective tax rate differs from the statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, partially offset by US tax credits and tax return to accrual adjustments. The 2021 effective tax rates differ from the statutory rate of 21 percent primarily due to a tax benefit recognized by remeasuring the Company’s Canadian deferred tax assets at a higher blended statutory tax rate in Canada. The statutory tax rate is higher as a result of changing the allocation of income between the Canadian provinces after the sale of Forest Products and Newsprint was completed.
Discontinued Operations
As a result of the sale of lumber and newsprint assets, the Company is presenting prior year results for the Forest Products and Newsprint segments as discontinued operations.
The sale was completed on August 28, 2021. The cash received at closing was preliminary and subject to final purchase price and other sale-related adjustments. During the first quarter of 2022, the Company trued-up certain sale-related items with GreenFirst for a total net cash outflow of $3 million, as previously disclosed. No changes occurred during the second quarter of 2022 to the previously recorded gain on sale. Pursuant to the terms of the asset purchase agreement, GreenFirst and the Company continue efforts to finalize the closing inventory valuation adjustment.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Cash Flows & Liquidity
For the six-month period ended June 25, 2022, the Company used $36 million in its operating activities from continuing operations. The operating cash outflows include the impact of working capital, which decreased $32 million during the period primarily driven by the extensive planned maintenance outages through the second quarter.
For the six-month period ended June 25, 2022, the Company used $87 million in its investing activities for continuing operations. The investing cash outflows related to capital expenditures, net of proceeds from sale of assets, including approximately $16 million of strategic capital spending focused on enhancing reliability and productivity.
For the six-month period ended June 25, 2022, the Company used $22 million in its financing activities for continuing operations for payments of long-term debt offset by borrowing related to the Tartas bioethanol projects.
The Company ended the quarter with $274 million of liquidity globally, including $148 million of cash, borrowing capacity of $108 million under the ABL Credit Facility and $18 million of availability on the factoring facility in France. The Company expects to receive $21 million from a U.S. federal tax refund in 2022.
With its next significant maturity in early 2024, the Company continues to monitor the capital markets and is prepared to opportunistically refinance its Senior Notes due June 1, 2024, at the appropriate time considering market conditions and all other relevant factors. The Company is confident that by executing on its strategy to improve its credit profile in the back half of 2022 it can obtain a refinancing at acceptable terms based on market conditions. The Company may also use a portion of its cash balances to opportunistically repay debt or assist in a holistic refinancing of its capital structure.
Market Assessment
The market assessment represents the Company’s best current estimate of each business segment in this environment.

Overall, the Company expects to exceed $160 million of Adjusted EBITDA for 2022, subject to ongoing supply chain constraints. Additionally, the Company expects to reduce its Net Debt to $725 million by the end of the year. As the Company reduces this leverage ratio, it expects to refinance its Senior Notes due in June 2024.
High Purity Cellulose
Demand for cellulose specialties and commodity products remain strong. As such, average sales prices are expected to remain elevated in the third quarter. Sales volumes are expected to increase significantly as the Company increases productivity with the completion of all of its planned maintenance outages in the first half of 2022. However, total sales volumes remain dependent on managing ongoing supply-chain constraints. Overall, Adjusted EBITDA for the segment is expected to grow significantly in the third quarter compared to second quarter and for the full year compared to 2021. The Company is also updating standard cellulose specialties contracts to allow for greater flexibility.
Paperboard
Paperboard prices continue to increase driven by strong demand in both commercial printing and packaging segments. Price increases are expected to offset raw material cost increases in the third quarter, while sales volumes are expected to stay consistent with prior quarter. As a result, Adjusted EBITDA is anticipated to remain stable in the coming quarter.
High-Yield Pulp
High-yield pulp markets remain positive with realized prices expected to increase in the third quarter. Sales volumes remain dependent on production and supply chain constraints, while costs are expected to moderate slightly. Overall, Adjusted EBITDA is anticipated to improve in the coming quarter.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

A Sustainable Future
For over 95 years, the Company has invested in renewable product offerings. As consumers demand sustainable products, the Company’s biorefinery model provides a platform to grow existing and new products to address needs of the changing economy. The Company remains enthusiastic about growing its biobased product offering. In the first six months of 2022, non-pulp sales in the High Purity Segment were $51 million primarily from sales of bioelectricity and lignin. The Company is investing in expanding its biomaterial product offering and expects to grow these sales and increase overall margins over time.
The Company’s investment into a bioethanol facility at its Tartas, France facility was expected to be operational in mid-2023. Given permitting delays the project is currently behind schedule. Further updates will be provided as the schedule is finalized.
The Company also remains committed to further managing its environmental impact. Earlier this year, the Company established a goal to reduce carbon emissions by 40 percent by 2030, using 2020 as a base year.

Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Thursday, August 4, 2022 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAMglobal.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 888-645-4404, no passcode required. For international parties, dial 404-267-0371. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Thursday, August 18, 2022. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13731224.
About RYAM

RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs just over 2,500 people and generated $1.4 billion of revenues in 2021. More information is available at www.RYAMglobal.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to RYAMs’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended June 25, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks We are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive which may result in fluctuations in pricing and volume that can materially adversely affect our business, financial condition and results of operations. Changes in raw material and energy availability and prices could have a material adverse effect on our business, results of operations and financial condition. We are subject to material risks associated with doing business outside of the United States. Currency fluctuations may have a material negative impact on our business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect our ability to access certain markets. The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine or other geopolitical conflict. Business and Operational Risks Our ten largest customers represent approximately 40 percent of our 2021 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business. A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise materially adversely affect our business, financial condition and results of operation. The availability of, and prices for, wood fiber may have a material adverse impact on our business, results of operations and financial condition. Our operations require substantial capital. We depend on third parties for transportation services and increases in costs and the availability of transportation could materially adversely affect our business. Our failure to maintain satisfactory labor relations could have a material adverse effect on our business. We are dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect our business. Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a material negative impact on our business. The risk of loss of the Company’s intellectual property and sensitive data, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could materially adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how we conduct business and our financial results. The Company considers and evaluates climate-related risk in three general categories; Regulatory, Transition to low-carbon economy, and Physical risks related to climate-change. The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. We have debt obligations that could materially adversely affect our business and our ability to meet our obligations. The phase-out of the London Inter Bank Offered Rate (“LIBOR”) as an interest rate benchmark in 2023 may impact our borrowing costs. Challenges in the commercial and credit environments, including material increases in interest rates, may materially adversely affect our future access to capital. We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future. Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAMglobal.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
June 25, 2022 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 25, 2022	March 26, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net Sales	$399	$352	$341	$751	$660
Cost of Sales	(372)	(346)	(319)	(718)	(617)
Gross Margin	27	6	22	33	43
Selling, general & administrative expenses	(28)	(20)	(18)	(48)	(34)
Foreign exchange gain (loss)	2	(1)	(2)	1	(3)
Other operating expense, net	(4)	(1)	(1)	(5)	(5)
Operating Income (Loss)	(3)	(16)	1	(19)	1
Interest expense	(16)	(16)	(16)	(33)	(32)
Interest income and other, net	3	—	(2)	4	(1)
Gain (loss) on GreenFirst equity securities	(4)	9	—	5	—
Loss From Continuing Operations Before Income Taxes	(20)	(23)	(17)	(43)	(32)
Income tax benefit (expense)	(4)	(1)	25	(5)	25
Equity in loss of equity method investment	(1)	—	—	(1)	(1)
Income (Loss) from Continuing Operations	$(25)	$(24)	$8	$(49)	$(8)
Income (loss) from discontinued operations, net of taxes	2	(1)	114	1	103
Net Income (Loss)	$(23)	$(25)	$122	$(48)	$95

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.39)	$(0.38)	$0.13	$(0.77)	$(0.12)
Income (loss) from discontinued operations	0.03	(0.01)	1.79	0.02	1.62
Income (loss) per common share - Basic	$(0.36)	$(0.39)	$1.92	$(0.75)	$1.50

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.39)	$(0.38)	$0.13	$(0.77)	$(0.12)
Income (loss) from discontinued operations	0.03	(0.01)	1.76	0.02	1.62
Net income (loss) per common share - Diluted	$(0.36)	$(0.39)	$1.89	$(0.75)	$1.50

Shares Used for Determining:
Basic EPS	63,898,761	63,771,484	63,654,278	63,837,292	63,545,599
Diluted EPS	63,898,761	63,771,484	64,814,013	63,837,292	63,545,599
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 25, 2022 (Unaudited)
(millions of dollars)

	June 25, 2022	December 31, 2021
Assets
Cash and cash equivalents	$148	$253
Other current assets	554	523
Property, plant and equipment, net	1,165	1,146
Other assets	515	523
	$2,382	$2,445
Liabilities and Stockholders’ Equity
Debt due within one year	$35	$38
Other current liabilities	343	317
Long-term debt and finance lease obligations	870	891
Non-current environmental liabilities	160	160
Other non-current liabilities	213	225
Total stockholders’ equity	761	814
	$2,382	$2,445
B

Condensed Consolidated Statements of Cash Flows
June 25, 2022 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 25, 2022	June 26, 2021
Operating Activities:
Net income (loss)	$(48)	$95
Loss (income) from discontinued operations	(1)	(103)
Adjustments:
Depreciation and amortization	61	66
Other adjustments to reconcile net income to cash provided by (used in) operating activities	10	(17)
Changes in working capital and other assets and liabilities	(58)	5
Cash provided by (used for) operating activities- continuing operations	(36)	46
Cash provided by operating activities- discontinued operations	—	140
Cash Provided by (Used for) Operating Activities	(36)	186

Investing Activities:
Capital expenditures, net	(87)	(47)
Investment in equity method investment	—	(4)
Cash used for investing activities-continuing operations	(87)	(51)
Cash provided by (used for) investing activities-discontinued operations	43	(6)
Cash Used for Investing Activities	(44)	(57)

Financing Activities:
Changes in debt	(21)	(6)
Other changes	(1)	(2)
Cash Used for Financing Activities:	(22)	(8)

Cash and Cash Equivalents:
Change in cash and cash equivalents	(102)	121
Net effect of foreign exchange on cash and cash equivalents	(3)	—
Balance, beginning of year	253	94
Balance, end of period	$148	$215

C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
June 25, 2022 (Unaudited)

	Three Months Ended			Six Months Ended
	June 25, 2022	March 26, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Average Sales Prices ($ per metric ton):

High Purity Cellulose	$1,355	$1,222	$1,128	$1,288	$1,086

Paperboard	$1,439	$1,326	$1,150	$1,384	$1,132

Pulp (external sales)	$603	$555	$539	$586	$510

Sales Volumes (thousands of metric tons):

High Purity Cellulose	206	208	204	414	421

Paperboard	44	41	49	85	92

Pulp (external sales)	55	30	55	85	99

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 25, 2022 (Unaudited)

EBITDA by Segment (a):	Three Months Ended June 25, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$6	$11	$(1)	$(41)	$(25)
Depreciation and amortization	30	3	1	—	34
Interest expense, net	—	—	—	16	16
Income tax expense (benefit)	—	—	—	4	4
EBITDA-continuing operations	$36	$14	$—	$(21)	$29
Pension settlement (gain) loss	—	—	—	1	1
Severance	—	—	—	4	4
Adjusted EBITDA-continuing operations	$36	$14	$—	$(16)	$34

EBITDA by Segment (a):	Three Months Ended March 26, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$(7)	$6	$—	$(23)	$(24)
Depreciation and amortization	23	4	—	—	27
Interest expense, net	—	—	—	16	16
Income tax expense (benefit)	—	—	—	1	1
EBITDA-continuing operations	$16	$10	$—	$(6)	$20

	Three Months Ended June 26, 2021
EBITDA by Segment (a):	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$11	$3	$1	$(7)	$8
Depreciation and amortization	27	4		2	33
Interest expense, net	—	—	—	17	17
Income tax expense (benefit)	—	—	—	(25)	(25)
EBITDA-continuing operations	$38	$7	$1	$(13)	$33
Pension settlement (gain) loss	—			1	1
Adjusted EBITDA-continuing operations	$38	$7	$1	$(12)	$34

EBITDA by Segment (a):	Six Months Ended June 25, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$(1)	$17	$(1)	$(64)	$(49)
Depreciation and amortization	53	7	1	—	61
Interest expense, net	—	—	—	32	32
Income tax expense (benefit)	—	—	—	5	5
EBITDA-continuing operations	$52	$24	$—	$(27)	$49
Pension settlement (gain) loss	—	—	—	1	1
Severance	—	—	—	4	4
Adjusted EBITDA-continuing operations	$52	$24	$—	$(22)	$54

E

	Six Months Ended June 26, 2021
EBITDA by Segment (a):	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$18	$9	$1	$(36)	$(8)
Depreciation and amortization	55	8	1	2	66
Interest expense, net	—	—	—	32	32
Income tax expense (benefit)	—	—	—	(25)	(25)
EBITDA-continuing operations	$73	$17	$2	$(27)	$65
Pension settlement (gain) loss	—	—	—	1	1
Adjusted EBITDA-continuing operations	$73	$17	$2	$(26)	$66
(a) EBITDA- continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA - continuing operations is defined as EBITDA - continuing operations adjusted for a settlement of certain pension plans and severance costs associated with an executive departure.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 25, 2022 (Unaudited)
(millions of dollars, except per share information)

	Six Months Ended
Adjusted Free Cash Flows - continuing operations (a):	June 25, 2022	June 26, 2021
Cash provided by (used for) operating activities of continuing operations	$(36)	$46
Capital expenditures for continuing operations, net	(71)	(43)
Adjusted Free Cash Flows - continuing operations	$(107)	$3
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	June 25, 2022	December 31, 2021
Debt due within one year	$35	$38
Long-term debt & finance lease obligation	870	891
Total debt	905	929
Original issue discount, premiums and debt issuance costs	7	8
Cash and cash equivalents	(148)	(253)
Adjusted Net Debt	$764	$684
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 25, 2022 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 25, 2022		March 26, 2022		June 26, 2021		June 25, 2022		June 26, 2021
Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (Loss) from Continuing Operations	$(25)	$(0.39)	$(24)	$(0.38)	$8	$0.13	$(49)	$(0.77)	$(8)	$(0.12)
Pension settlement loss	1	0.02	—	—	1	0.01	1	0.02	1	0.01
Severance	4	0.06	—	—	—	—	4	0.06	—	—
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted Income (Loss) from Continuing Operations	$(20)	$(0.31)	$(24)	$(0.38)	$9	$0.14	$(44)	$(0.69)	$(7)	$(0.11)

(a)    Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for a settlement of certain pension plans and severance costs associated with an executive departure. Adjusted net income (loss) is not necessarily indicative of results that may be generated in future periods.

H